Free Writing Prospectus, dated July 24, 2024

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated July 5, 2024

Registration Statement Nos. 333-278688 and 333-278688-01

PG&E Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$1,419,285,000 Senior Secured Recovery Bonds, Series 2024-A

Issuing Entity:	PG&E Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Pacific Gas and Electric Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Cabrera Capital Markets LLC Mischler Financial Group, Inc. R. Seelaus & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	August 1, 2024(2)

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2025

Applicable Time:	4:59 PM (Eastern time) on July 24, 2024

Proceeds:	The total initial price to the public is $1,419,248,781. The total amount of the underwriting discounts and commissions is $5,677,140. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $5,249,408) is $1,413,571,641.

Initial Fixed Recovery Charge as a Percentage of Consumer’s Bill:

The initial fixed recovery charge for the recovery bonds offered hereby is expected to represent approximately 0.3% of the total electric bill, as of April 1, 2024, received by a 500 kWh residential consumer of PG&E.

The estimated aggregate initial fixed recovery charge for (1) the recovery bonds offered hereby and (2) the prior recovery bonds currently outstanding is expected to represent approximately 2.1% of the total electric bill, as of April 1, 2024, received by a 500 kWh residential consumer of PG&E.

Servicing Compensation:	The issuing entity will pay the servicer on each payment date the servicing fee with respect to the recovery bonds. As long as PG&E or any affiliated entity acts as servicer, this fee will be $709,643 (0.05% of the initial aggregate principal amount of the recovery bonds) per annum, plus reasonable out-of-pocket expenses.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the recovery bonds against payment for the recovery bonds on or about August 1, 2024, which will be the sixth business day following the date of pricing of the recovery bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade recovery bonds on the date of pricing or the succeeding five business days will be required, by virtue of the fact that the recovery bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$300,000,000	4.76	06/01/2033	06/01/2035	4.838%	99.99758%	0.40%	$298,792,740
A-2	$372,900,000	12.45	06/01/2040	06/01/2042	5.231%	99.99978%	0.40%	$371,407,580
A-3	$746,385,000	20.82	06/01/2049	06/01/2051	5.529%	99.99623%	0.40%	$743,371,321

(3)

If the recovery bonds are delivered to a purchaser after August 1, 2024, such purchaser will pay accrued interest from August 1, 2024 up to, but not including, the date the recovery bonds are delivered to such purchaser.

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	71710T AG3	71710T AH1	71710T AJ7
ISIN	US71710TAG31	US71710TAH14	US71710TAJ79

Subject to the terms and conditions in the underwriting agreement among us, PG&E and the underwriters, for whom Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the recovery bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
Goldman Sachs & Co. LLC	$105,000,000	$130,515,000	$261,235,000
Citigroup Global Markets Inc.	$67,500,000	$83,903,000	$167,937,000
J.P. Morgan Securities LLC	$67,500,000	$83,902,000	$167,937,000
Academy Securities, Inc.	$12,000,000	$14,916,000	$29,856,000
AmeriVet Securities, Inc.	$12,000,000	$14,916,000	$29,855,000
Cabrera Capital Markets LLC	$12,000,000	$14,916,000	$29,855,000
Mischler Financial Group, Inc.	$12,000,000	$14,916,000	$29,855,000
R. Seelaus & Co., LLC	$12,000,000	$14,916,000	$29,855,000
Total	$300,000,000	$372,900,000	$746,385,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%
Tranche A-2	0.24%	0.12%
Tranche A-3	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
06/01/2025	$24,399,599	$0	$0
12/01/2025	$15,234,256	$0	$0
06/01/2026	$15,605,439	$0	$0
12/01/2026	$15,985,665	$0	$0
06/01/2027	$16,375,156	$0	$0
12/01/2027	$16,774,136	$0	$0
06/01/2028	$17,182,838	$0	$0
12/01/2028	$17,601,498	$0	$0
06/01/2029	$18,030,359	$0	$0
12/01/2029	$18,469,668	$0	$0
06/01/2030	$18,919,682	$0	$0
12/01/2030	$19,380,660	$0	$0
06/01/2031	$19,852,870	$0	$0
12/01/2031	$20,336,585	$0	$0
06/01/2032	$20,832,086	$0	$0
12/01/2032	$21,339,659	$0	$0
06/01/2033	$3,679,844	$18,179,756	$0
12/01/2033	$0	$22,416,207	$0
06/01/2034	$0	$22,991,967	$0
12/01/2034	$0	$23,582,516	$0
06/01/2035	$0	$24,188,233	$0
12/01/2035	$0	$24,809,507	$0
06/01/2036	$0	$25,446,740	$0
12/01/2036	$0	$26,100,339	$0
06/01/2037	$0	$26,770,726	$0
12/01/2037	$0	$27,458,332	$0
06/01/2038	$0	$28,163,600	$0
12/01/2038	$0	$28,886,982	$0
06/01/2039	$0	$29,628,944	$0
12/01/2039	$0	$30,389,963	$0
06/01/2040	$0	$13,886,189	$17,284,340
12/01/2040	$0	$0	$31,993,701
06/01/2041	$0	$0	$32,857,210
12/01/2041	$0	$0	$33,744,027
06/01/2042	$0	$0	$34,654,778
12/01/2042	$0	$0	$35,590,110
06/01/2043	$0	$0	$36,550,687
12/01/2043	$0	$0	$37,537,190
06/01/2044	$0	$0	$38,550,319
12/01/2044	$0	$0	$39,590,792
06/01/2045	$0	$0	$40,659,348
12/01/2045	$0	$0	$41,756,744
06/01/2046	$0	$0	$42,883,758
12/01/2046	$0	$0	$44,041,191
06/01/2047	$0	$0	$45,229,863
12/01/2047	$0	$0	$46,450,616
06/01/2048	$0	$0	$47,704,319
12/01/2048	$0	$0	$48,991,858
06/01/2049	$0	$0	$50,314,148
Total Payments	$300,000,000	$372,900,000	$746,385,000

.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$300,000,000	$372,900,000	$746,385,000
06/01/2025	$275,600,401	$372,900,000	$746,385,000
12/01/2025	$260,366,145	$372,900,000	$746,385,000
06/01/2026	$244,760,706	$372,900,000	$746,385,000
12/01/2026	$228,775,041	$372,900,000	$746,385,000
06/01/2027	$212,399,885	$372,900,000	$746,385,000
12/01/2027	$195,625,749	$372,900,000	$746,385,000
06/01/2028	$178,442,910	$372,900,000	$746,385,000
12/01/2028	$160,841,412	$372,900,000	$746,385,000
06/01/2029	$142,811,054	$372,900,000	$746,385,000
12/01/2029	$124,341,385	$372,900,000	$746,385,000
06/01/2030	$105,421,704	$372,900,000	$746,385,000
12/01/2030	$86,041,044	$372,900,000	$746,385,000
06/01/2031	$66,188,174	$372,900,000	$746,385,000
12/01/2031	$45,851,589	$372,900,000	$746,385,000
06/01/2032	$25,019,503	$372,900,000	$746,385,000
12/01/2032	$3,679,844	$372,900,000	$746,385,000
06/01/2033	$0	$354,720,244	$746,385,000
12/01/2033	$0	$332,304,037	$746,385,000
06/01/2034	$0	$309,312,070	$746,385,000
12/01/2034	$0	$285,729,554	$746,385,000
06/01/2035	$0	$261,541,322	$746,385,000
12/01/2035	$0	$236,731,815	$746,385,000
06/01/2036	$0	$211,285,075	$746,385,000
12/01/2036	$0	$185,184,736	$746,385,000
06/01/2037	$0	$158,414,010	$746,385,000
12/01/2037	$0	$130,955,677	$746,385,000
06/01/2038	$0	$102,792,078	$746,385,000
12/01/2038	$0	$73,905,096	$746,385,000
06/01/2039	$0	$44,276,152	$746,385,000
12/01/2039	$0	$13,886,189	$746,385,000
06/01/2040	$0	$0	$729,100,660
12/01/2040	$0	$0	$697,106,959
06/01/2041	$0	$0	$664,249,749
12/01/2041	$0	$0	$630,505,722
06/01/2042	$0	$0	$595,850,944
12/01/2042	$0	$0	$560,260,834
06/01/2043	$0	$0	$523,710,147
12/01/2043	$0	$0	$486,172,956
06/01/2044	$0	$0	$447,622,637
12/01/2044	$0	$0	$408,031,845
06/01/2045	$0	$0	$367,372,497
12/01/2045	$0	$0	$325,615,753
06/01/2046	$0	$0	$282,731,995
12/01/2046	$0	$0	$238,690,804
06/01/2047	$0	$0	$193,460,942
12/01/2047	$0	$0	$147,010,325
06/01/2048	$0	$0	$99,306,007
12/01/2048	$0	$0	$50,314,148
06/01/2049	$0	$0	$0

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (0.70 Standard Deviations from Mean)		-15% (2.89 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	4.76	4.76	0	4.76	0
A-2	12.45	12.45	0	12.45	0
A-3	20.82	20.82	0	20.82	0

*	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the recovery bonds and is equal to an overestimate of electricity consumption of 5% (0.70 standard deviations from mean) or 15% (2.89 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the fixed recovery charges annually, (iii) consumer write-off rates are held constant at 0.34% for residential and non-residential, (iv) PG&E remits all fixed recovery charges on average 59 days after such charges are billed to residential and non-residential consumers, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the recovery bonds, (vii) a permanent loss of all consumers has not occurred, and (viii) the issuance date of the recovery bonds is August 1, 2024. There can be no assurance that the weighted average lives of the recovery bonds will be as shown.

Pacific Gas and Electric Company (“PG&E”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents PG&E and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, PG&E, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling PG&E collect at 1-415-973-1000, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Citigroup Global Markets Inc. toll-free at (800) 831-9146 and J.P. Morgan Securities LLC toll-free at (800) 408-1016.